Exhibit 4.14

PROMISSORY NOTE

Up to $350,000,000	Dated: April 20, 2006

FOR VALUE RECEIVED, the undersigned, ABB Inc., a corporation organized under the laws of Delaware (“ABB Inc.”), and ABB Ltd, a company formed under the laws of Switzerland (“ABB”) (each of ABB Inc. and ABB a “Maker” and, together, the “Makers”), hereby jointly and severally promise to pay to the Combustion Engineering 524(g) Asbestos PI Trust, a Delaware statutory trust (the “Asbestos PI Trust”), the principal amount of up to THREE HUNDRED FIFTY MILLION DOLLARS ($350,000,000) (which amount shall not accrue interest except as otherwise specifically set forth in Section 1.4 herein) on the dates, in the manner and subject to the conditions set forth in this Promissory Note (this “Note”). All dollar amounts specified in this Note are expressed in Dollars. Certain capitalized terms used herein are defined in Section 3.13 of this Note.

This Note is being issued pursuant to the Plan and the ABB and Non-Debtor Affiliate Settlement Agreement dated as of the date hereof among the Makers, ABB Holdings Inc., as successor in interest by merger to Asea Brown Boveri Inc., Combustion Engineering, Inc. and the Asbestos PI Trust, and constitutes the “ABB Promissory Note” defined and described therein. This Note and the obligations and indebtedness documented herein and evidenced hereby are effective as of the Effective Date.

1.     Payments

1.1.  The Makers shall pay to the Permitted Holder the following amounts:

(a)                                  Fixed Payments (each, a “Fixed Payment”):

(i)            $50,000,000 in the aggregate, payable in equal installments on the last Business Day of each fiscal quarter of Fiscal Year 2006 occurring after the Effective Date, provided, however, that if the Effective Date occurs on or after the last Business Day of the third fiscal quarter of Fiscal Year 2006, but on or before the last Business Day of Fiscal Year 2006, then such $50,000,000 shall be payable in full on such last Business Day of Fiscal Year 2006;

(ii)           $100,000,000 in the aggregate, payable in equal installments on the last Business Day of each fiscal quarter of Fiscal Year 2007; and

(iii)          $100,000,000 in the aggregate, payable in equal installments on the last Business Day of each fiscal quarter of Fiscal Year 2008.

(b)                                 Contingent Payments (each, a “Contingent Payment”):

(i)            Contingent Payment 1: a $25,000,000 payment (contingent only as to the time of payment), payable at the earliest of:

1

(A)	180 days after the last Business Day of Fiscal Year 2007 if an EBIT Margin Event has occurred in respect of Fiscal Year 2007,

(B)	180 days after the last Business Day of Fiscal Year 2007 if ABB has declared and paid a cash dividend in respect of Fiscal Year 2007,

(C)	180 days after the last Business Day of any Fiscal Year after the date hereof in respect of which the EBIT Margin is equal to or greater than 8%, or

(D)	the last Business Day of Fiscal Year 2012;

(ii)           Contingent Payment 2: a $25,000,000 payment (contingent only as to the time of payment), payable at the earliest of:

(A)	180 days after the last Business Day of Fiscal Year 2008 if an EBIT Margin Event has occurred in respect of Fiscal Year 2008,

(B)	180 days after the last Business Day of Fiscal Year 2008 if ABB has declared and paid a cash dividend in respect of Fiscal Year 2008,

(C)	180 days after the last Business Day of any Fiscal Year after the date hereof in respect of which the EBIT Margin is equal to or greater than 8%, or

(D)	the last Business Day of Fiscal Year 2012;

(iii)          Contingent Payment 3: a contingent $25,000,000 payment, payable if (and only if) either of the following events occurs:

(A)	if an EBIT Margin Event has occurred in respect of Fiscal Year 2009, in which case the payment will be made 180 days after the last Business Day of Fiscal Year 2009; or

(B)	if the EBIT Margin is equal to or greater than 14.00% in respect of Fiscal Year 2010, in which case the payment will be made 180 days after the last Business Day of Fiscal Year 2010; and

(iv)

Contingent Payment 4: a contingent $25,000,000 payment, payable within 180 days after the last Business Day of Fiscal Year 2010 if (and only if) an EBIT Margin Event has occurred in respect of Fiscal Year 2010.

(c)

Contingent Payments Annual Cap: Notwithstanding anything contained in this Note, and except upon acceleration pursuant to Section 2.2(i), the Makers shall not be obligated to make aggregate Contingent Payments in any Fiscal Year in excess of $50,000,000 (the “Contingent Payments Annual Cap”); provided, however, that payment of any Contingent

Payment amount that is not paid because of the application of the Contingent Payments Annual Cap shall be deferred until, and paid on, the earlier of (i) 180 days after the last Business Day of the next Fiscal Year in which the EBIT Margin Event applicable to such next Fiscal Year occurs; or (ii) the last Business Day of 2012.

Nothing in this Section 1.1(c) shall be construed to cause any of the Contingent Payments provided for in Section 1.1(b)(iii) and (iv) to be due and payable unless such payments are otherwise due and payable in accordance with Section 1.1(b)(iii) and (iv), as applicable.

1.2. Method of Payment; Payments on Business Days.  The Makers shall pay, or cause to be paid by a Permitted Payor, all amounts due hereunder in Dollars, by wire transfer of immediately available funds, to the account set forth in Section 3.2, or such other account designated in writing for such payments by the Permitted Holder from time to time. The Permitted Holder shall designate any change to such account pursuant to a written notice provided to the Makers in accordance with Section 3.2 hereof not less than 30 days before the due date for a payment hereunder.  Whenever any payment to be made under this Note shall be stated to be due on a day that is not a Business Day, notwithstanding any provision to the contrary such payment shall be due on the next succeeding Business Day.

1.3. Prepayments.

(a)

The Makers (and any Permitted Payor) may make prepayments of all or any portion of any amounts that will become payable under this Note at any time before such amounts are due, without premium, penalty or discount.

(b)	The Makers’ obligation to make all or any portion of any payments under this Note may be satisfied by direct payment of such amounts by a Permitted Payor.

(c)

To the extent any amount due hereunder is timely paid by a Permitted Payor, the Makers’ obligations in respect of the amounts paid shall be deemed satisfied and no Event of Default shall occur hereunder in respect of such amounts paid.

1.4. Default Rate.  If any payment pursuant to this Section 1 due under this Note is not received by the Permitted Holder on the date such payment was originally due, other than as a result of the application of the Contingent Payment Annual Cap, the Makers shall pay to the Permitted Holder interest on such payment, and such interest shall accrue from and after the due date at a fixed rate equal to the Prime Rate plus four percent (4%) per annum (the “Default Rate”).  Interest shall continue to accrue until the past due payment (and all interest thereon) has been paid in full and shall be payable without demand by the Permitted Holder.

1.5. Guaranties.  This Note, and the indebtedness and other obligations evidenced hereby, are guaranteed by guaranties made by each of (each of the following is referred to herein as a “Guarantor”) (i) ABB Asea Brown Boveri Ltd, a company formed under the laws of Switzerland, (ii) ABB Holdings Inc., a corporation formed under the laws of Delaware, (iii) ABB Turbo Systems Holding Ltd, a company formed under the laws of Switzerland (“Turbo”) and (iv) ABB Participation AB, a company formed under the laws of Sweden (collectively, the

“Guaranties” and individually, a “Guaranty”).  Each Guaranty, except as limited by bankruptcy law and other laws generally affecting the rights of creditors and principles of equity, is enforceable only in accordance with its terms, and specifically: (i) ABB Asea Brown Boveri Ltd’s Guaranty guarantees the obligations of the Makers under this Note, except that to the extent ABB Asea Brown Boveri Ltd’s Guaranty guarantees ABB’s obligations hereunder, its enforceability is limited by applicable Swiss law; (ii) Turbo’s Guaranty guarantees the obligations of the Makers under this Note, except that to the extent Turbo’s Guaranty guarantees the Makers’ obligations, its enforceability is limited by applicable Swiss law; and (iii) ABB Participation AB’s Guaranty guarantees only the obligations of ABB under this Note. As of the date hereof, the Asbestos PI Trust is entitled to all of the benefits provided in the Guaranties.  Each Guarantor will cease to be a guarantor for purposes of this Note upon termination of the applicable Guaranty as explicitly permitted, and in compliance with the terms of, the applicable Guaranty.

2.     Events of Default — Remedies.

2.1. Event of Default.  For purposes of this Note, an “Event of Default” shall be deemed to have occurred if:

(i)            Any amount owed by the Makers pursuant to the terms of Section 1.1 of this Note is not paid on the due date therefor, which amount continues unpaid for ten (10) days after such due date;

(ii)           Any of the Guaranties shall (A) cease to be in full force and effect and enforceable, in each case, in accordance with its terms for any reason whatsoever, or (B) any Guarantor shall in writing contest or deny the validity or enforceability of its obligations under a Guaranty; provided, however, that no Event of Default shall occur pursuant to this Section 2.1(ii) (x) to the extent that (A) or (B) above occur as a result of a Guarantor merging with or into, selling all or substantially all of its assets to, reorganizing, or otherwise consolidating with another Entity as explicitly permitted, and in compliance with the terms of, the applicable Guaranty, or (y) as a result of a sale or other disposition of Turbo and the resulting termination of the Guaranty provided by Turbo and Turbo’s obligations as a Guarantor, as provided in Section 17(g) of the Guaranty executed by Turbo;

(iii)          any material representation or warranty contained in this Note proves to have been incorrect in any material respect when made or deemed made, and the principal and accrued interest, if any, on this Note has not been paid within 20 days after receipt of written notice of such error from the Permitted Holder;

(iv)          either a Maker or a Guarantor (a) becomes unable or fails to pay its debts generally as they become due, (b) admits in writing its respective inability to pay debts generally, or (c) makes a composition agreement with creditors or a general assignment for the benefit of creditors;

(v)           any proceeding is instituted by or against a Maker or a Guarantor (a) seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (b) seeking appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, or a Maker or a Guarantor takes any action to authorize or consent to any action described in this clause (v), provided, however, with respect to any petition filed against a Maker or a Guarantor in any insolvency case under any bankruptcy laws, no Event of Default shall be deemed to occur unless such preceding is not dismissed within sixty (60) days of its filing;

(vi)          a Final Order shall determine that an Injunction Default has occurred; provided, however, that an Event of Default pursuant to this Section 2.1(vi) shall not occur unless the Asbestos PI Trust is the Permitted Holder at the time the relevant order became a Final Order; or

(vii)         to the extent not otherwise provided for under clauses (i) through (vi) of this Section 2.1, any Maker or Guarantor violates or fails to perform or observe any covenant, term or condition of this Note or the relevant Guaranty, as applicable, which remains unremedied for a period of forty (40) days after receipt of written notice thereof sent by Permitted Holder to each Maker or Guarantor, as applicable.

2.2. Remedies during the Continuance of an Event of Default.  (a) If an Event of Default has occurred and is continuing:

(i)            all payments provided for under Section 1.1 hereof shall become immediately due and payable on the twentieth (20th) day after written demand by the Permitted Holder of this Note has been given to the Makers, except that

(A)  with respect to the event described Section 2.1(ii), if a replacement guaranty by an Entity reasonably satisfactory to the Permitted Holder has been provided on or prior to the end of such twentieth (20th) day the payments provided for under Section 1.1. shall not be immediately due and payable and no Event of Default shall be deemed to have occurred;

(B)  with respect to the events described in Section 2.1(iv), if an Entity reasonably satisfactory to the Permitted Holder to replace such Maker or Guarantor has been provided on or prior to the end of such twentieth (20th) day, the payments provided for under Section 1.1. shall not become immediately due and payable and no Event of Default shall be deemed to have occurred; and

(C)  with respect to the occurrence of the events described in Section 2.1(v), all payments provided for under Section 1.1 shall become immediately due and payable upon the occurrence thereof, without notice or demand of any kind;

and provided, that with respect to the Contingent Payments provided for under Sections 1.1(b)(iii) and (iv), such amounts shall only be deemed immediately due and payable hereunder if, as of the date of the Event of Default, such payment is due and no longer contingent in accordance with the terms and conditions of Sections 1.1(b)(iii) and (iv) respectively;

(ii)           with respect to any Contingent Payment provided for under Sections 1.1(b)(iii) and (iv) that is not yet due and remains contingent in accordance with the terms and conditions of such Sections 1.1(b)(iii) and (iv) as of the date of the Event of Default, the Permitted Holder may require, as of the date of the Event of Default, that the Makers or any Guarantor provide reasonable additional security for such payment obligations (which continue notwithstanding such Event of Default), which may include a letter of credit or other security reasonably acceptable to the Permitted Holder; and

(iii)          the Permitted Holder of this Note may take whatever action at law or in equity, including remedies set forth in the Guaranties, that in its discretion may be necessary or desirable to collect amounts then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of the Makers under this Note or of the Guarantors under the Guaranties.

(b)           Upon the occurrence of an Event of Default, the Permitted Holder of this Note shall be entitled to recover promptly upon demand by the Permitted Holder all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Permitted Holder or its representatives in connection with the enforcement of this Note or the taking of any actions or the exercise of remedies (whether by law or in equity) to collect on this Note and any indebtedness evidenced hereby, or the taking of any actions or the exercise of remedies to collect on any obligations of a Maker hereunder.

(c)           The remedies set herein provided are cumulative with, and not exclusive of, any remedies provided by law, in equity or otherwise available pursuant to any other Plan Document.

2.3. Reinstatement.  Notwithstanding any provision herein to the contrary, each Maker   agrees that, to the extent that any Entity (including any Permitted Payor) makes a payment or payments to the Permitted Holder on account of any amount(s) due under this Note (whether in respect of Fixed Payments, Contingent Payments, default interest, costs and expenses or otherwise), or the Permitted Holder receives any proceeds of collateral (if any), securing any such amount(s), which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required or agreed to be repaid or returned by the Permitted Holder under any bankruptcy law, state or federal law, common law, equitable cause, then, to the extent of the amount of such payments and proceeds, this Note and the indebtedness represented hereby which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

2.4. Limitation on Injunction Default. An Event of Default pursuant to this Note will not cause or be the basis for an Injunction Default pursuant to the Plan if at the time such Event of Default has occurred the Asbestos PI Trust is not the Permitted Holder.

3.     Miscellaneous.

3.1. Representations and Warranties of the Makers.

(a)	Each Maker represents and warrants, as of the Effective Date that the execution and delivery of this Note has been authorized by such Maker’s board of directors,

as required, and by any necessary vote or consent of the stockholders of such Maker.

(b)

This Note is a legal, valid and binding obligation of such Maker, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings at law or in equity).

(c)

The execution, delivery and performance by such Maker of this Note does not conflict with, result in a breach of any of the provisions of, or constitute an event of default under, the certificate of incorporation or articles of incorporation, or the by-laws, of such Maker, or any material contract by which such Maker is bound or any applicable material law or material order, rule or regulation of any court or governmental agency having jurisdiction over such Maker.

(d)

No material order, permission, consent, approval, license, authorization, registration or filing by or with any governmental agency having jurisdiction over such Maker is required for the execution and delivery of this Note, other than for such material orders, permissions, consents, approvals, licenses, authorizations, registrations or filings that have been obtained and are in force and effect as of the date hereof.

(e)	The provisions of Section 3.9 hereof (other than Section 3.9(vi)), as applied to ABB do not contravene any mandatory provisions of applicable Swiss law to which such ABB may be subject.

3.2. Notices.  All notices required or permitted under this Note must be in writing and will be deemed to be delivered and received (i) if personally delivered or if delivered by the United States Postal Service, facsimile or courier service, when actually received by the party to whom notice is sent or (ii) except for notices to ABB, if deposited with the United States Postal Service (whether actually received or not), at the close of business on the third Business Day next following the day when placed in the mail, postage prepaid, certified or registered with return receipt requested, addressed to the appropriate party or parties, at the address of such party or parties set forth below (or at such other address as such party may designate by written notice to all other parties in accordance with this Section 3.2); provided that to be effective any notice to ABB hereunder must also be given to ABB Inc. and any notice to ABB Inc. must also be given to ABB:

If to the Permitted Holder:
Combustion Engineering 524(g) Asbestos PI Trust:
c/o L. Tersigni Consulting, P.C.
1010 Summer Street, Suite 201
Stamford, CT 06905
Attn: Larry Tersigni, Managing
Trustee
Facsimile: (203) 252-2562

	copies to:	Stutzman, Bromberg Esserman & Plifka 2323 Bryan Street, Suite 2200 Dallas, TX 75201 Attn: Sander L. Esserman Facsimile: (214) 969-4999

Permitted Holder’s wire info: Transfer of Federal Funds JPMorganChase ABA No. 021000021 A/C = 900-9-000176 BBK = JPMorganChase A/C: Account # P87485 BNF: Combustion Engineering Asbestos Trust

If to ABB Inc.:
ABB Inc.
501 Merritt 7, 6th Floor
P. O. Box 5308
Norwalk, CT 06856-5308
Attn: General Counsel/
         Chief Financial Officer Facsimile: (203) 750-2307
(if sending overnight packages
use zip code 06851)

	With copies to, which shall not constitute notice:	Kirkland & Ellis LLP Citicorp Center 153 E. 53rd Street New York, NY 10022-4675 Attn: Theodore L. Freedman Facsimile: (212) 446-4900
ABB Ltd Affolternstrasse 44 CH-8050 Zürich Switzerland Attn: General Counsel/ Chief Financial Officer Facsimile: (41) 43-317-79-92

If to ABB: Kirkland & Ellis LLP Citicorp Center 153 E. 53rd Street New York, NY 10022-4675 Attn: Theodore L. Freedman Facsimile: (212) 446-4900	With copies to, which shall not constitute notice:	ABB Ltd Affolternstrasse 44 CH-8050 Zürich Switzerland Attn: General Counsel/Chief
Financial Officer
Facsimile: (41) 43-317-79-92

ABB Inc. 501 Merritt 7, 6th Floor P.O. Box 5308 Norwalk, CT 06856-5308 Attn: General Counsel/Chief Financial Officer Facsimile: (203) 750-2307 (if sending overnight packages use zip 06851)

3.3. Waiver of Presentment. Etc.  Each of the Makers hereby waives acceptance, presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note. Each Maker hereby waives the pleading of any statute of limitations as a defense to any demand hereunder against such Maker.

3.4. Cancellation Upon Payment in Full. Promptly upon payment in full of all amounts owed to the Permitted Holder hereunder, the Permitted Holder shall return this Note to either Maker marked “cancelled”, and shall otherwise execute and deliver all such documents as reasonably requested by the Makers, at the Makers’ cost and expense, to fully document the payment of all obligations hereunder.

3.5. Waivers.  No delay on the part of the Permitted Holder in exercising any right or remedy under this Note or failure to exercise the same shall operate as a waiver in whole or in part of any such right or remedy.

3.6. Captions.  The captions of the sections and subsections of this Note have been inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Note.

3.7. Severability.  If any term of this Note shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of all other terms hereof shall in no way be affected thereby.

3.8. Binding Nature.  This Note shall be binding upon the Makers and their successors and permitted assigns and shall inure to the benefit of the Permitted Holder, and its successors and permitted assigns.

3.9. Governing Law; Jurisdiction.

(i)            This Note and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(ii)           With respect to claims, suits, actions, proceedings, and other disputes arising out of, in respect of or relating to this Note (such claims, suits, actions, proceedings, and other disputes, the “Claims”) against any Maker other than ABB, each such Maker hereby irrevocably submits to the jurisdiction of the Bankruptcy Court for the District of Delaware or the United States District Court for the District of Delaware (the “Courts”), or, if both such Courts are not permitted under applicable law to exercise jurisdiction with respect to the matter in question then, at the sole election of the Permitted Holder, to the jurisdiction of any other federal or state court in the state, county and city of New York, New York and in the County of New Castle or the city of Wilmington, Delaware.

(iii)          With respect to Claims against ABB, all Claims shall be resolved at the sole election of the Permitted Holder, and ABB hereby irrevocably submits for the limited purposes set forth below in this paragraph only, to the jurisdiction of, (a) if by a court, by a court of competent jurisdiction in Zürich, except that a Claim or dispute relating to an Event of Default shall be resolved at the sole election of Permitted Holder by the Courts, or, if both such Courts are not permitted under applicable law to exercise jurisdiction with respect to the matter in question then, at the election of the Permitted Holder, in any federal or state court in the state, county and city of New York, New York or in the County of New Castle or the city of Wilmington, Delaware, or (b) pursuant to binding arbitration under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules (with proceedings conducted at the election of the Permitted Holder, in London or New York).

(iv)          Subject to the preceding paragraph, each of the parties to this Note Agreement hereby (a) submits to the jurisdiction of the courts as and for the limited purpose described above, and (b) agrees that any and all Claims may be brought, heard and determined in such courts.

(v)           Each of the Makers and the Permitted Holder agrees that venue shall be proper in such courts and hereby waives any objection or defense which it may now or hereafter have to the laying of venue in such courts, including any of the foregoing based upon the doctrine of forum non conveniens. Each of Makers and the Permitted Holder hereby agrees that all process which may be or be required to be served in respect of any such Claim (including any pleading, summons or other paper initiating any such suit, action, proceeding, claim or dispute) may be served upon it, which service shall be sufficient for all purposes, in the manner for the provision of notice under this Note and shall be deemed in every respect effective service of process upon such party when so given; provided, however, that service upon ABB of any Claim filed in either of the Courts, or any other court in the United States or in respect of any arbitration shall be effective only upon one of the following persons being serviced on behalf of ABB Ltd: (a) Theodore L. Freedman, Kirkland & Ellis LLP, 153 E. 53rd St., New York, New York 10022, Telefax 212-446-4900; (b) the Director of Administration of Kirkland & Ellis LLP’s New York

office, Kirkland & Ellis LLP, 153 E. 53rd St., New York, New York 10022, Telefax 212-446-4900, or (c) as otherwise provided under applicable law. ABB hereby irrevocably appoints and designates the attorneys identified in (a) and (b) above as its agents for service of process for the limited purpose stated herein.

(vi)          Nothing in this Section 3.9 shall require ABB to violate any provisions of Swiss criminal law to which it may be subject.

(vii)         If at any time the Permitted Holder asserts that (A) the Makers have failed to make a Contingent Payment, which assertion is disputed by the Makers based upon the Makers’ reasonable assertion in good faith that an EBIT Margin Event has not occurred, or in the case of any of the Contingent Payments pursuant to Section 1.1(b)(i)(B) or 1.1 (b)(ii)(B), that ABB has not declared and paid a cash dividend as described therein, or, in the case of any of the Contingent Payments pursuant to Section 1.1(b)(i)(C), 1.1(b)(ii)(C) or 1.1(b)(iii)(B), that the EBIT Margin set forth therein has not been achieved or as a result of a good faith dispute in connection with the exercise of remedies pursuant to Section 2.2; then notwithstanding anything else in this Note, the payment of the disputed amount will not be due hereunder (and no Injunction Default will be deemed to have occurred as a result of the failure to make payment of such disputed amount) unless and until (i) the Permitted Holder and Makers agree that such disputed amount, or any portion thereof, is due, or (ii) the Permitted Holder’s Claim with respect to such disputed amount is decided by a Final Order of a court or arbitrator acting pursuant to this Section 3.9 against the Makers (the amount, if any, agreed upon by the Permitted Holder and the Makers or determined by such court or arbitrator to be due and payable to the Permitted Holder in respect of such dispute pursuant to a Final Order, as applicable, the “Disputed Payment”) in which event (x) such Disputed Payment will be deemed due and payable for all purposes only ten (10) days after the relevant order became a Final Order of such court or arbitrator, or after resolution of such dispute by agreement of the Permitted Holder and the Makers, as applicable; and (y) interest at the Default Rate shall accrue on the Disputed Payment from the date such Disputed Payment was originally due pursuant to this Note without regard to any dispute (as agreed by the parties or as determined by the Final Order of a court or arbitrator) until such Disputed Payment together with interest at the Default Rate is paid in full. For the avoidance of doubt, no Injunction Default will be deemed to have occurred as a result of the failure to make a payment in respect of a disputed amount, unless and until the corresponding Disputed Payment remains unpaid on the date set forth in (x) above.

3.10.        No Modification Except in Writing.  Neither this Note nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the Makers and the Permitted Holder, and then only to the extent set forth in such instrument.

3.11.        Gender/Number.  As used in this Note, the masculine shall include the feminine and neuter and vice versa; the singular shall include the plural and the plural shall include the singular, as the context may require.

3.12.        Non-transferable. Neither the Asbestos PI Trust nor any Permitted Holder may assign nor transfer any of its rights or obligations under this Note without the prior written consent of the Makers (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that (A) the Asbestos PI Trust or a Permitted Holder, as applicable, shall under no circumstance (including upon the occurrence and during the continuance of an Event of Default) be permitted to assign or transfer less than all of the Permitted Holder’s rights and obligations under this this Note, and any assignment must be made in compliance with federal, state and other securities laws, (B) following any assignment or transfer by the Asbestos PI Trust, no failure by any Maker to perform any of its obligations under this Note shall cause or be the basis for an Injunction Default; and (C) the consent of the Makers shall not be required for any assignment or transfer consummated after the occurrence of an Event of Default (unless the Event of Default has been cured or the effects of such Event of Default have been expressly waived in writing).

Any assignment in breach of this Section 3.12 shall be null and void, and shall not transfer any interest in this Note to any other Entity. ABB Inc. shall maintain a register on which it records the name and address of the Permitted Holder and the principal amount of and interest, if any, on this Note from time to time.

3.13.        Definitions.  The following capitalized terms used herein shall have the meanings set forth below:

“ABB” has the meaning set forth in the preamble.

“ABB Group” means ABB and its Subsidiaries from time to time.

“ABB Inc.” has the meaning set forth in the preamble.

“Asbestos PI Trust” has the meaning set forth in the preamble.

“Business Day” means any day other than a Saturday, Sunday, or other day on which banks are authorized or required to close in New York, New York or Zürich, Switzerland.

“Claims” has the meaning set forth in Section 3.9(ii) hereof.

“Contingent Payment Annual Cap” has the meaning set forth in Section 1.1(c).

“Default Rate” has the meaning set forth in Section 1.4.

“Dollars” means the lawful currency of the United States of America.

“EBIT” means earnings before interest and taxes as reflected in the Financial Statements.

“EBIT Margin Event” shall occur with respect to a Fiscal Year if ABB’s ratio of EBIT to “revenues” for such Fiscal Year (as reflected in the corresponding line item in the Financial Statements) (such ratio, the “EBIT Margin”) is greater than or equal to (i) 8.0% in the case of Fiscal Year 2007 and Fiscal Year 2008, (ii) 9.0% in the case of Fiscal Year 2009; (iii) 9.5% in the case of Fiscal Year 2010.

“Effective Date” has the meaning set forth in the Plan.

“Entity” means any individual, corporation, limited liability company, partnership, association, joint stock company, joint venture, estate, trust, unincorporated organization or government or any political subdivision thereof, or other person.

“Event of Default” has the meaning set forth in Section 2.1 hereof.

“Final Order” has the meaning set forth in the Glossary.

“Financial Statements” means the annual audited consolidated financial statements of ABB for the relevant period, prepared applying United States generally accepted accounting principles, as approved by the shareholders of ABB in accordance with applicable law.

“Glossary” means the Glossary of Terms for the Plan Documents Pursuant To Combustion Engineering Inc.’s Plan of Reorganization as modified through October 7, 2005, adopted pursuant to the Plan.

“Guaranties” has the meaning set forth in Section 1.5 hereof.

“Guarantor” has the meaning set forth in Section 1.5 hereof.

“Injunction Default” has the meaning set forth in the Glossary.

“Maker” or “Makers” has the meaning set forth in the preamble.

“Note” has the meaning set forth in the preamble.

“Plan” means the Combustion Engineering, Inc.’s Plan of Reorganization as modified through October 7, 2005 as amended, supplemented, or otherwise modified from time to time in accordance with its terms, and the exhibits, and schedules to the foregoing, as the same may be in effect from time.

“Plan Document” has the meaning set forth in the Glossary.

“Permitted Holder” means, as of any date of determination, the Asbestos PI Trust, or any assignee thereof that has acquired all of the interests in the Note pursuant to Section 3.12 hereof, as applicable on such date.

“Permitted Payor” means a Guarantor, any affiliate of a Guarantor, or any other Entity  (other than the Makers) acting on behalf of, or designated by, the Makers or a Guarantor, provided that Guarantor, any affiliate of Guarantor or other Entity can make the relevant payment without such payment being subject to rescission, avoidance, return or recovery on account of applicable fraudulent transfer, preference or other similar laws, or for any other reason.

“Plan” has the meaning set forth in the Glossary.

“Prime Rate” means as of any date of determination, the rate publicly announced on such date as the daily “prime rate” by The Wall Street Journal (National Edition) for transactions in Dollars.

“revenues” means, for any Fiscal Year, the consolidated revenues of ABB and its subsidiaries for such Fiscal Year, as reflected in the Financial Statements.

“Subsidiary” has the meaning set forth in the Glossary.

“Turbo” has the meaning set forth in Section 1.5 hereof.

Unless otherwise indicated, the term “including” means “including without limitation”, except when used in the computation of time periods.

For purposes of the computation of time periods, whenever this Note provides for an event to occur “within” a specified number of days of a preceding event, it shall mean that the latter event shall occur before the close of business on the last of the specified days, and the day on which the preceding event occurs shall not be included in the computation of days elapsed.  The word “from” means “from and including”, “after” means “after and excluding”, “to” and “until” means “to and including”.

3.14.        Third Party Beneficiary.  Each of the Makers hereby agrees and acknowledges that, until such time when the Asbestos PI Trust is not the Permitted Holder, the trustees of the Asbestos PI Trust are third party beneficiaries of this Note, with full right, power and authority to enforce the Asbestos PI Trust’s rights under this Note.

IN WITNESS WHEREOF, the Makers have fully executed this Promissory Note as of the day and year first above written.

MAKERS:

ABB Inc., a Delaware corporation

		By:	/s/ E. Barry Lyon
		Name:	E. Barry Lyon
		Title:	Assistant Secretary

ABB Ltd, a company organized under the
laws of Switzerland

		By:	/s/ Alfred Storck
		Name:	Alfred Storck
		Title:	Deputy CFO

		By:	/s/ Francois P. Champagne
		Name:	Francois P. Champagne
		Title:	Senior Counsel

Acknowledged and accepted as of , 2006:

Combustion Engineering 524(g) Asbestos PI Trust,
a Delaware statutory trust

By:	/s/ Loreto T. Tersigni
Loreto T. Tersigni, Trustee

By:	/s/ Ellen S. Pryor
Ellen S. Pryor

By:	/s/ Ken M. Kawaichi
Hon. Ken M. Kawaichi, Ret., Trustee

Signature Page for $350M Promissory Note

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